Exhibit 99.3

FOR IMMEDIATE RELEASE

ALCO STORES PROMOTES BRENT STREIT
TO SENIOR VICE PRESIDENT, MARKETING & ECOMMERCE

Abilene, Kan. (July 11, 2012) – ALCO Stores, Inc. (Nasdaq: ALCS), which specializes in providing a superior selection of essential products for everyday life in small-town America, today announced the promotion of Brent Streit to Senior Vice President, Marketing & Ecommerce.

Mr. Streit, a native of Downs, Kansas and a graduate of Kansas State University with a Bachelor of Science degree in Marketing, has more than 20 years of experience in retailing. In 2001 he joined ALCO, then known as Duckwall-ALCO Stores, Inc., as a buyer. Since then he has held increasingly responsible positions in supply chain management, marketing and business development.

Rich Wilson, President and Chief Executive Officer, commented, “Brent Streit is a key contributor to our team. Since we reset the merchandising approach of our 200-plus ALCO stores in 2010, Brent has provided leadership for advertising, direct and indirect promotional media, social media, visual merchandising and brand strategy. He also spearheaded the development and recent launch of our ecommerce store at ALCOstores.com. All these efforts are crucial to ALCO’s ongoing growth.”

About ALCO Stores, Inc.
ALCO Stores, Inc. is a broad-line retailer, primarily located in small underserved communities across 23 states. The Company has 216 ALCO stores that offer both name brand and private label products of exceptional quality at reasonable prices. We are proud to have continually provided friendly, personal service to our customers for the past 111 years. To learn more about the Company, visit www.ALCOstores.com.

Forward-looking statements
This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995 (“the Act”). Forward-looking statements can be identified by the inclusion of “will,” “believe,” “intend,” “expect,” “plan,” “project” and similar future-looking terms. You should not rely unduly on these forward-looking statements. These forward-looking statements reflect management’s current views and projections regarding economic conditions, retail industry environments, and the Company performance. Forward-looking statements inherently involve risks and uncertainties, and, accordingly, actual results may vary materially. Factors which could significantly change results include but are not limited to: sales performance, expense levels, competitive activity, interest rates, changes in the Company’s financial condition, and factors affecting the retail category in general. Additional information regarding these and other factors may be included in the Company’s 10-Q filings and other public documents, copies of which are available from the Company on request and are available from the United States Securities and Exchange Commission.

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For more information, contact:
Wayne S. Peterson
Senior Vice President – Chief Financial Officer
785-263-3350 X164
email: wpeterson@ALCOstores.com
or
Debbie Hagen
Hagen and Partners
913-642-6363
email: dhagen@hagenandpartners.com